Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Chris Manuel

Vice President, Investor Relations

1-567-336-2600

Chris.manuel@o-i.com

Janet Galecki

Director of Communications, Americas

1-567-336-1080

Janet.galecki@o-i.com

O-I Announces the Completion of Acquisition of Glass Packaging Facility in Mexico;

Expands Presence in Growing Global Brands

PERRYSBURG, OHIO (July 1, 2019) — Owens-Illinois, Inc. (NYSE: OI) today announced it has completed the acquisition of Nueva Fábrica Nacional de Vidrio, S. de R.L. de C.V. (“Nueva Fanal”) from Grupo Modelo, a wholly owned affiliate of Anheuser-Busch InBev SA/NV (Euronext: ABI) in a transaction valued at approximately US$188 million.

The Nueva Fanal facility is located near Mexico City, Mexico. Currently, this plant has four furnaces to produce and supply approximately 300,000 tons of glass containers annually for Grupo Modelo brands serving the local and global export markets.

O-I expects the business to contribute approximately $140 million of revenue and $40 million EBITDA(1) on an annual basis. Incremental synergies are anticipated. Further, O-I has entered into a long-term agreement to continue to supply glass to Grupo Modelo.

“In acquiring Nueva Fanal, O-I continues to execute its strategy of investing in the growth of sustainable glass packaging, specifically premium brands, such as Corona, one the most popular and fastest growing beer brands globally,” said Andres Lopez, Chief Executive Officer, O-I.

“We are pleased to close this transaction and will be actively working to achieve the operational and financial synergies we believe this acquisition creates,” Lopez added. “We welcome Nueva Fanal’s employees into the O-I family and are planning a successful integration of the facility into our Americas region.”

The transaction has received the relevant regulatory approvals in Mexico.

About O-I

At Owens-Illinois, Inc. (NYSE: OI), we love glass and we’re proud to make more of it than any other glass bottle or jar producer in the world. We love that it’s beautiful, pure and completely recyclable. With global headquarters in Perrysburg, Ohio, we are the preferred partner for many of the world’s leading food and beverage brands. Working hand in hand with our customers, we give our passion and expertise to make their bottles iconic and help build their brands around the world. With more than 26,500 employees at 77 plants in 23 countries, O-I has a global impact, achieving revenues of $6.9 billion in 2018. For more information, visit o-i.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Section 27A of the Securities Act of 1933. Forward-looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward-looking statements.

It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations and the ability of the Company to refinance debt at favorable terms, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to Brexit, economic and social conditions, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) the Company’s ability to generate sufficient future cash flows to ensure the Company’s goodwill is not impaired, (5) consumer preferences for alternative forms of packaging, (6) cost and availability of raw materials, labor, energy and transportation, (7) the Company’s ability to manage its cost structure, including its success in implementing restructuring plans and achieving cost savings, (8) consolidation among competitors and customers, (9) the Company’s ability to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (10) unanticipated expenditures with respect to data privacy, environmental, safety and health laws, (11) unanticipated operational disruptions, including higher capital spending, (12) the Company’s ability to further develop its sales, marketing and product development capabilities, (13) the failure of the Company’s joint venture partners to meet their obligations or commit additional capital to the joint venture, (14) the ability of the Company and the third parties on which it relies for information technology system support to prevent and detect security breaches related to cybersecurity and data privacy, (15) the Company’s ability to accurately estimate its total asbestos-related liability or to control the timing and occurrence of events related to outstanding asbestos-related claims, including but not limited to settlements of those claims, (16) changes in U.S. trade policies, (17) the Company’s ability to achieve its strategic plan, and the other risk factors discussed in the Annual Report on Form 10-K for the year ended December 31, 2018 and any subsequently filed Quarterly Report on Form 10-Q or the Company’s other filings with the Securities and Exchange Commission.

It is not possible to foresee or identify all such factors. Any forward-looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward-looking statements contained in this press release.

(1) The Company is unable to present a quantitative reconciliation of its forward-looking non-GAAP measure, EBITDA, to its most directly comparable GAAP financial measure, Net Earnings, because management cannot reliably predict all of the necessary components of this GAAP financial measure without unreasonable efforts. Net Earnings includes several significant items, such as restructuring, asset impairment and other charges, charges for the write-off of finance fees, and the income tax effect on such items. The decisions and events that typically lead to the recognition of these and other similar items are inherently unpredictable. Accordingly, the Company is unable to provide a reconciliation of EBITDA to Net Earnings or address the probable significance of the unavailable information, which could be material to the Company’s future financial results.